As filed with the Securities and Exchange Commission on January 24, 2013

Registration No. 333-169383

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEELYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2880496
(State or other jurisdiction ofincorporation or organization)	(I.R.S. EmployerIdentification Number)

3200 Belmeade Drive, Suite 100
Carrollton, Texas 75006
(214) 390-1831
 (Address and telephone number, including area code, of principal executive offices)

Yehuda Shmidman
Chief Executive Officer and President
3200 Belmeade Drive, Suite 100
Carrollton, Texas 75006
(214) 390-1831
 (Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Robert B. Pincus, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, DE 19899-0636
(302) 651-3000

Date of commencement of sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-169383) previously filed by Heelys, Inc. (the “Registrant”), on September 15, 2010 with the Securities and Exchange Commission (the “Registration Statement”). The Registration Statement registered 2,904,410 shares of common stock, par value $0.001 per share, of the Registrant for resale by the selling stockholders named therein.

On January 24, 2013, pursuant to the terms of the Agreement and Plan of Merger dated December 7, 2012 (the “Merger Agreement”), by and among the Registrant, Sequential Brands Group, Inc., a Delaware corporation (“Sequential”), and Wheels Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Sequential (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly-owned subsidiary of Sequential.  In the Merger, the Registrant’s common stockholders became entitled to receive $2.25 for each share of common stock, par value $0.001 per share, of the Registrant they held immediately before the effectiveness of such merger.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement.  In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of such offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-169383) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on the 24th day of January, 2013.

HEELYS, INC.

By:	/s/ Yehuda Shmidman
Yehuda Shmidman
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yehuda Shmidman
Yehuda Shmidman	Director, Chief Executive Officer and President	January 24, 2013

/s/ Gary Klein
Gary Klein	Director, Chief Financial Officer, Secretary and Treasurer	January 24, 2013